Exhibit 10.2
FOURTH AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Fourth Amendment”), dated as of January 30, 2009, is made and entered into by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), and UNION BANK, N.A., a national banking association formerly known as Union Bank of California, N.A. (“Bank”).
RECITALS:
A. Borrower and Bank are parties to that certain Amended and Restated Credit Agreement dated as of October 24, 2007, as amended by (i) that certain First Amendment dated as of January 14, 2008, (ii) that certain Second Amendment dated as of May 13, 2008 and (iii) that certain Third Amendment dated as of August 19, 2008 (as so amended, the “Agreement”), pursuant to which Bank agreed to make various credit facilities available to Borrower in the respective amounts provided for therein.
B. Borrower has requested that Bank agree to (i) extend the Revolving Credit Commitment Termination Date from October 1, 2009 to April 15, 2010 and (ii) amend the Agreement in certain other respects. Bank is willing to so extend the Revolving Credit Commitment Termination Date and so amend the Agreements, subject, however, to the terms and conditions of this Fourth Amendment.
AGREEMENT:
     In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:
1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
2. Amendments to the Agreement.
     (a) The definition of “Revolving Credit Commitment Termination Date” appearing in Section 1 of the Agreement is hereby amended by substituting the date “April 15, 2010” for the date “October 1, 2009” appearing therein.
     (b) Section 2.7(a) of the Agreement, which relates to the unused fee payable by Borrower to Bank in connection with the Revolving Credit Commitment, is hereby amended to read in full as follows:
          “(a) On the last Business Day of each fiscal quarter of each fiscal year of Borrower and its Subsidiaries, and on the Revolving Credit Commitment Termination Date, Borrower shall pay to Bank a fee in respect of the Revolving Credit Commitment equal to (i) one-half of one percent (1/2 of 1%) per annum of the average daily unutilized amount of the Revolving Credit Commitment during such fiscal quarter, in the event that the Leverage Ratio as of the last day of the immediately preceding fiscal quarter was greater than or equal to 1.50 to 1.00 and (ii) three-eighths of one percent (3/8 of 1%) per annum of the average daily unutilized amount of the Revolving Credit Commitment during such fiscal quarter, in the event that the Leverage Ratio as of the last day of the immediately preceding fiscal quarter was less than 1.50 to 1.00.”
3. Effectiveness of this Fourth Amendment. This Fourth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:
     (a) A counterpart of this Fourth Amendment, duly executed by Borrower:
     (b) A replacement Revolving Note, on Bank’s standard form therefor, in the principal amount of Forty Million Dollars ($40,000,000), duly executed by Borrower;
     (c) An Authorization to Disburse, on Bank’s standard form therefor, duly executed by Borrower, authorizing Bank to disburse the proceeds of advances under the replacement Revolving Note as provided for in the Agreement, as amended hereby;
     (d) An amendment fee in the sum of Fifty Thousand Dollars ($50,000); provided, however, that in the event that (i) Bank, in its sole and absolute discretion, agrees to extend the Revolving Credit Commitment Termination Date beyond the Revolving Credit Commitment Termination Date provided for in this Fourth Amendment and (ii) Borrower and Bank enter into an appropriate amendment to the Agreement providing for such extension on or before the date that is ninety (90) days after the effective date of this Fourth Amendment, then Twenty-Five Thousand Dollars ($25,000) of the aforementioned amendment fee will be applied to the fees otherwise payable by Borrower to Bank in connection with that subsequent amendment to the Agreement;
     (e) A legal documentation fee in the sum of Six Hundred Dollars ($600), which legal documentation fee shall be non-refundable; and
     (f) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Fourth Amendment.

4. Ratification.
     (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and
     (b) Upon the effectiveness of this Fourth Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof”, or words of like import referring to the Agreement shall mean and be a reference to the Agreement, as amended by this Fourth Amendment, and each reference in the Agreement to the “Revolving Note” or words of like import referring to the Revolving Note shall mean and be a reference to the replacement Revolving Note issued by Borrower in favor of Bank pursuant to this Fourth Amendment.
5. Representations and Warranties. Borrower represents and warrants as follows:
     (a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;
     (b) The execution, delivery and performance of this Fourth Amendment and the execution and delivery of the replacement Revolving Note provided for hereinabove are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;
     (c) This Fourth Amendment is, and the replacement Revolving Note provided for hereinabove when executed and delivered for value received shall be, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms; and
     (d) No event has occurred and is continuing or would result from this Fourth Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.
6. Governing Law. This Fourth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.
7. Counterparts. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     WITNESS the due execution hereof as of the date first above written.
“Borrower”
MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn H. Joffe
Selwyn H. Joffe
Chairman, President and Chief Executive Officer

“Bank”

UNION BANK, N.A.
By:	/s/ Cary L. Moore
Cary L. Moore
Senior Vice President